Exhibit 10.16

Private & Confidential
Execution Version

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

NET LEASE AGREEMENT

(Buildings A, B, C, D and O&M)

This NET LEASE AGREEMENT (“Lease”) is entered into as of October 14, 2025 (“Effective Date”) between IONIC DIGITAL CEDARVALE LLC, a Delaware limited liability company (“Landlord”) and NSCALE WARD COUNTY LLC, a Delaware limited liability company (“Tenant”) (both of whom may be referred to as a “party” and collectively, the “parties”), as amended by that Amendment No. 1, dated February 27, 2026, between the parties.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1.
PREMISES AND TERM

1.1 Premises Description. Landlord leases to Tenant, and Tenant leases from Landlord, for the Term and subject to the Permitted Encumbrances the land described on Exhibit A attached hereto (the “Land”), together with the buildings and other improvements now or hereafter thereon (collectively, the “Improvements”) and all easements and other rights appurtenant thereto. The Land, the Improvements and the rights appurtenant thereto are collectively called the “Premises.” The state in which the Premises are located is referred to herein as the “State.” The Premises have an address of 3013 Ranch Road 516, Barstow, TX 79719.

1.2 Landlord’s Work; Delivery Requirements. Landlord at its sole cost and expense will complete only the work (“Landlord’s Work”) and deliver the Premises in accordance with Exhibit C (Work Letter) attached hereto. Landlord and Tenant will agree within sixty (60) days of the Effective Date, on any additional security requirements to be incorporated within the Work Letter and the Landlord’s costs therefore shall be paid for by Tenant (including a reasonable management fee); provided, however, the failure to agree on such requirements or to complete such requirements by the Commencement Date shall not result in any default or violation of this Lease. It is estimated the Landlord’s Work will be completed within sixty (60) days of the Effective Date and Landlord shall provide notice thereof to Tenant. If the Landlord’s Work is not completed by the Commencement Date, then the parties will use commercially reasonable efforts to coordinate the performance of work being performed individually or jointly by the parties during such period.

1.3 Use. Tenant may use the Premises for a Permitted Use, subject to applicable law, and not for any other purpose. As used herein, the term “Permitted Use” means as a data center and network operations center and for any and all uses ancillary or incidental thereto.

1.4 Initial Term. This Lease shall be effective as of the Effective Date. The initial term (the “Initial Term”) of this Lease shall commence upon the later of (i) forty-five (45) days after the Effective Date and (ii) Landlord’s receipt of the Option Payment (the “Commencement Date”) and end on the date that is ten (10) Lease Years after the Rent Commencement Date. “Rent Commencement Date” shall mean August 1, 2026. “Lease Year” shall mean (i) for the first Lease Year, such period commencing on August 1, 2026 and ending on January 31, 2027 (which for the avoidance of doubt is eighteen (18) months) and (ii) for each successive Lease Year, the successive period of twelve (12) calendar months, e.g., commencing February 1 and ending January 31.

1.5 Renewal Term.

(a) Tenant shall have the option to extend the Term of this Lease one time for a period of ten (10) years at Fair Market Rent as determined in Section 1.5(b) below prior to the commencement of the Renewal Term. The extension term is referred to as a “Renewal Term.” The Renewal Term may be exercised by Tenant delivering written notice to Landlord of such exercise no later than eighteen (18) months before the expiration of the Initial Term and no earlier than twenty-four (24) months before the expiration of the Initial Term. The Renewal Term shall be upon all of the terms and conditions contained in this Lease. As used herein “Term” shall mean, collectively, the Initial Term and, if properly exercised, the Renewal Term. Notwithstanding anything contained herein to the contrary, Tenant shall not have the right to extend the Term if as of the final day of the Initial Term, an Event of Default exists.

(b) If Tenant delivers a notice of renewal in accordance with Section 1.5(a) then, no later than eighteen (18) months before the expiration of the Initial Term, Landlord will send Tenant its determination of Fair Market Rent. If Tenant disagrees with Landlord’s Fair Market Rent determination, Tenant will send Landlord written notice within ten (10) days after receipt of the same and Landlord and Tenant will work towards an agreement for thirty (30) days, failing which, within five (5) days of the expiration of the thirty (30) day period, Landlord and Tenant will each select an appraiser with at least ten (10) years’ data center experience in the market in which the Premises are located. The two (2) appraisers will exchange their Fair Market Rent determinations within ten (10) days after selection, and if the lower appraisal is not less than ninety percent (90%) of the higher appraisal, the average of the two (2) appraisals will be deemed the Fair Market Rent. If the lower appraisal is less than ninety percent (90%) of the higher appraisal, the appraisers will select a similarly qualified 3rd appraiser and the three (3) appraisers will exchange Fair Market Rent determinations within twenty (20) days thereafter. If the lowest appraisal is not less than 90% of the highest appraisal, the average of the three (3) appraisals will be the Fair Market Rent. If the lowest appraisal is less than ninety percent (90%) of the highest appraisal, the Fair Market Rent will be the appraisal amount that is closest to the 3rd appraisal. If Fair Market Rent has not been determined thirty (30) days prior to the date that is eighteen (18) months before the expiration of the Initial Term, Tenant’s deadline to renew will extend to the date that is thirty (30) days after the Fair Market Rent determination. Each party will pay the cost of its own appraiser, and the parties will split the cost of the 3rd appraiser.

(c) As used herein “Fair Market Rent” means the then-prevailing market rate, but in no event less than the then current Base Rent under this Lease, for leases for comparable space and power capacity in the vicinity of the Premises and taking into account the length of the term, and the credit of Tenant, and all other relevant factors and will reflect all monetary and non-monetary concessions being granted to tenants for comparable transactions, including brokerage commissions, improvements performed by landlords and tenant improvement allowances, and rent concessions.

1.6 Net Lease; Non-Terminability.

(a) This Lease is an absolute net lease. The Rent and other sums and charges provided herein shall be paid without notice, demand, setoff, counterclaim, recoupment, abatement, suspension, deduction, or defense, except as otherwise expressly permitted by this Lease. All expenses of operating the Premises shall be paid by Tenant, except as otherwise specifically set forth herein. All obligations to be performed by Tenant under this Lease shall be performed at Tenant’s sole expense and without reimbursement or contribution by Landlord, unless otherwise expressly provided in this Lease.

(b) Except as otherwise expressly provided in this Lease: (i) the obligations of Tenant under this Lease shall be separate and independent covenants, (ii) Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and (iii) this Lease shall not be terminable by Tenant. No amounts due from Landlord to Tenant shall be deducted from or offset against any amounts payable by Tenant to Landlord hereunder.

(c) Except as specifically provided under Section 7.1 (Condemnation) below, Tenant hereby waives any statute, and any other right at law or in equity to terminate this Lease on its own behalf and, to the extent permitted under applicable law, on behalf of any proposed subtenant, assignee or other transferee.

(d) This Lease is a true lease and is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease. Each party shall reflect the transaction represented hereby in all applicable books, records, and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

(e) Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that (i) the Premises is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Premises upon the terms and conditions of this Lease, (iii) the Rent is the fair market rent for the use of the Premises and was agreed to by Landlord and Tenant on that basis, and (iv) the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Premises.

1.7 As Is. The Premises are being leased “as is,” and “where is,” with all faults and with tenant accepting all defects, if any, in and to the Premises. Landlord makes, and has made, no warranty of any kind, express or implied, with respect to the Premises (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Premises for a particular use or purpose). Tenant represents to Landlord that Tenant has examined the Premises and Permitted Encumbrances prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby.

1.8 Quiet Enjoyment. Throughout the Term of this Lease, and provided that no Event of Default exists, Landlord shall do no act to disturb Tenant’s quiet possession and enjoyment of the Premises, and Landlord shall defend the same against any party claiming by, through or under Landlord.

1.9 Right of First Refusal. Landlord hereby grants to Tenant the right of first refusal in connection with the lease of all or any portion of additional power capacity of the Substation that is or becomes available for supply to the Premises or adjoining parcels owned by Landlord or its affiliates, including any present or future buildings on the Premises (“First Refusal Capacity”).

(a) Offer and Acceptance. In the event that the Landlord wishes to accept an offer from a bona fide third party in relation to the First Refusal Capacity then the Landlord will deliver written notice to Tenant describing (i) the First Offer Capacity that Landlord proposes to lease out (ii) the material financial and other terms of the offer received by such bona fide third party (including without limitation the base rent) and (iii) the identity of such third party making such offer (“First Offer Notice”). The First Offer Notice shall constitute an offer, subject to contract, by the Landlord to the Tenant to lease the First Refusal Capacity to the Tenant on the terms set out in the First Offer Notice. Tenant may exercise its right to lease the First Refusal Capacity by delivering written notice to Landlord within thirty (30) days after receipt of the applicable First Offer Notice. The parties will, within thirty (30) days after Tenant’s written notice to Landlord, use best efforts to execute a new lease for such First Refusal Capacity or an amendment to this Lease that incorporates such First Offer Capacity in accordance with the terms set out in the First Offer Notice.

(b) Rejection and Re-offer. If Tenant does not notify Landlord within thirty (30) days after receipt of the First Offer Notice of Tenant’s election to lease the First Offer Capacity (including if Tenant elects to lease only a portion of such First Offer Capacity), then Landlord will be free to lease to any third party any First Offer Capacity. If Landlord does not enter into a lease with a third party for such First Offer Capacity within the next twelve (12) months, then Landlord must again offer the First Offer Capacity to Tenant in accordance with this Section 1.9 before leasing it to a third party; provided the Tenant’s 30 day period to exercise its right to lease shall be reduced to thirty (30) days for any such re-offered First Offer Capacity.

(c) ROFR Exceptions. Notwithstanding anything contained herein to the contrary, Tenant will not be afforded the rights specified in this Section 1.9 in the case of any of the following: (i) the additional power capacity is used for the business of Landlord or its affiliates, (ii) Tenant has assigned this Lease to any party other than an affiliate of the original Tenant executing this Lease, or (iii) an Event of Default exists and is continuing.

ARTICLE 2.
RENT; SECURITY DEPOSIT

2.1 Base Rent.

(a) Prior to the Rent Commencement Date, no Base Rent shall be payable to Landlord.

(b) During the first five (5) Lease Years of the Initial Term, Tenant shall pay to Landlord as fixed monthly rent for the Premises an amount equal to $[***] per kW of the Required Power Capacity (i.e., an aggregate of $15,210,000 per month), save in relation to the applicable months in: (i) in August and September 2026, the Tenant shall pay an amount equal to $[***] per kW for 50MW in aggregate per month (i.e. $3,250,000 per month); (ii) in October and November 2026 the Tenant shall pay an amount equal to $[***] per kW for 100MW in aggregate per month (i.e. $6,500,000 per month); and (iii) in December 2026 and January 2027 the Tenant shall pay an amount equal to $[***] per kW for 150MW in aggregate per month (i.e. $9,750,000 per month).

(c) During the first five (5) Lease Years of the Initial Term, commencing at such time that Landlord makes available to Tenant the Expansion Power Capacity, Tenant shall pay to Landlord as additional fixed monthly rent for the Premises an amount equal to $[***] per kW of Expansion Power Capacity (i.e. $5,785,000 per month). If such Expansion Power Capacity is made available on a date other than the first day of a calendar month, the terms of Section 2.2 shall apply.

(d) During each successive Lease Year following the fifth Lease Year of the Initial Term, Tenant shall pay to Landlord as fixed monthly rent for the Premises an amount equal to 103% multiplied by the fixed monthly rent payable in the immediately preceding Lease Year, as shown on Exhibit D attached hereto.

(e) During the first five (5) Lease Years of the Renewal Term, Tenant shall pay to Landlord as fixed monthly rent for the Premises an amount equal to Fair Market Rent as determined pursuant to Section 1.5 above. During each successive Lease Year following the fifth Lease Year of the Renewal Term, Tenant shall pay to Landlord as fixed monthly rent for the Premises an amount equal to 103% multiplied by the fixed monthly rent payable in the immediately preceding Lease Year.

(f) All such sums are herein referred to as “Base Rent.”

2.2 Pro Rata Portions of a Month. Payments of Base Rent and Additional Rent for any fractional calendar month will be prorated. If the Commencement Date or the first day of the Renewal Term occurs on a date other than the first day of a calendar month, the Base Rent for such month shall be prorated on the basis of the actual days in such month. If the Commencement Date is a date other than the first day of a calendar month, Tenant shall pay Landlord on the Commencement Date the Base Rent for such partial calendar month together with the Base Rent for the first full calendar month of the Initial Term.

2.3 Rent Payments.

(a) Base Rent. Base Rent shall be payable in advance on or before the first (1st) day of each calendar month of the Term. Rent and other sums to be paid by Tenant shall be payable in lawful money of the United States of America. Base Rent and Additional Rent shall be paid by Tenant to Landlord at the address of Landlord set forth in Section 13.7 below or at such other address as may be designated by Landlord from time to time.

(b) Notwithstanding anything to the contrary in this Lease, within 30 calendar days following the Effective Date, Tenant shall pay to Landlord an amount equal to $45,630,000 (the “Option Payment”), provided that such Option Payment shall offset Tenant’s obligation to pay Base Rent commencing in February 2027, in equal monthly amounts during the remainder of the first Lease Year (but shall not be offset against any Base Rent before February 2027 including for a partial calendar month). The Option Payment shall be for Landlord’s own account and deemed earned in full as of the Effective Date and in no event shall it be returned to Tenant. For the avoidance of doubt, Landlord shall not be required to place the Option Payment in any escrow or similar account, and any proceeds thereof or interest accrued thereon shall be for the account of, payable to and deemed paid to Landlord. In the event that this Lease is terminated due to an Event of Default prior to or during the first Lease Year, Landlord shall have the unfettered right (in addition to all other rights and remedies available to Landlord) to retain the entire Option Payment, as liquidated damages for removing the Premises from the market, it being expressly understood and agreed that Landlord’s damages would be impossible to ascertain and that the Option Payment constitutes a fair and reasonable amount of compensation in such event. If Tenant fails to deliver the Option Payment within forty-five (45) days of the Effective Date, then it shall be an immediate Event of Default hereunder.

2.4 Additional Rent. All amounts payable by Tenant to Landlord under the terms of this Lease other than the Base Rent are collectively called “Additional Rent.” Base Rent and Additional Rent are sometimes referred to collectively as the “Rent.”

2.5 Late Payments. If any installment of Rent is not paid within ten (10) days of the date on which such Rent becomes due, Tenant shall pay Landlord interest on such past due payment at the Default Rate accruing from the due date of such payment until the same is paid in full. If any installment of Rent is not paid for a period of fifteen (15) days after notice of nonpayment thereof is delivered by Landlord to Tenant, Tenant shall pay Landlord a late charge in an amount equal to the lesser of five percent (5%) of the unpaid installment of Rent or the highest late charge permitted by applicable law. The “Default Rate” shall mean the sum of (i) the prime rate of interest from time to time as published in the Wall Street Journal, plus (ii) five percent (5%) per annum, provided that in no event shall such rate exceed the maximum rate of interest permitted by applicable law.

2.6 Reimbursement of Expenses. Tenant shall reimburse Landlord, within ten (10) days after written demand by Landlord, for any reasonable out-of-pocket expenses (including reasonable attorney’s fees) paid or incurred by Landlord after the date of this Lease as the result of any request by Tenant for any action, approval or consent by Landlord plus interest thereon if not paid within such ten (10) day period at the Default Rate on the unreimbursed portion of the amount so paid from the date of payment by Landlord until Landlord shall have been reimbursed in full.

2.7 Credit.

(a) Within five (5) days of the Effective Date, Tenant shall provide to Landlord an irrevocable investment grade guaranty from Tenant’s OEM GPU supplier approved by Landlord (“OEM”) in the form of guarantee issued by the relevant investment grade OEM in the aggregate face amount equal to the Rent payable in the first five (5) Lease Years, which shall remain in effect from the Effective Date until the commencement of the sixth Lease Year and be in a form approved by Landlord, in each case, in its sole discretion. If Tenant fails to deliver the guaranty from OEM, then it shall be an immediate Event of Default hereunder.

(b) On or prior to the Effective Date, Tenant shall provide to Landlord an irrevocable guaranty from Tenant’s Parent guarantying all Rent payable from and after the commencement of the sixth Lease Year, which shall remain in effect for the Term of this Lease and be in a form approved by Landlord. “Tenant’s Parent” shall mean NSCALE GLOBAL HOLDINGS LIMITED, a company incorporated in England and Wales with company registration number 15749408 and having its registered address at C/O Zedra Booths Hall, Booths Park 3, Chelford Road, Knutsford, Cheshire, United Kingdom, WA16 8GS. “Lease Guarantor” shall mean, individually and/or collectively, as the context may require, any party that provides a guaranty to Landlord for any obligations of Tenant under this Lease, including, without limitation, OEM and Tenant’s Parent.

ARTICLE 3.
UTILITIES; SUBSTATION; TAXES; LEGAL COMPLIANCE

3.1 Utilities. Tenant shall pay or cause to be paid when due all charges for all public or private utility services to or for the Premises during the Term, including, without limitation, all charges for heat, light, electricity, water, gas, telephone service, cable service, internet service, garbage collection, sanitary sewer service and storm sewer or other drainage service. Any requests by Tenant for increased capacity under any tariff or electric service agreement which is beyond the Required Power Capacity must be approved by Landlord in writing in its sole discretion.

3.2 Substation.

(a) Power Capacity. Landlord will only provide the electrical power infrastructure for the Premises as expressly set out in this Section 3.2. Landlord will furnish step-down transformation of utility power sufficient to accommodate (i) by the Commencement Date, 234 MWs of electrical power (the “Required Power Capacity”) and (ii) upon availability from the applicable utility, an additional 89 MWs of electrical power (the “Expansion Power Capacity”), in each case to the Premises from the Substation for Tenant’s continuous use. As of the Effective Date, the parties agree that Landlord has satisfied its obligation to obtain sufficient electrical capacity to accommodate the delivery of the Required Power Capacity to the Premises. Landlord does not have any further obligation to provide electrical infrastructure or power capacity or supply except as expressly set forth in this Section 3.2. Tenant acknowledges that Landlord shall not be liable for the failure, interruption, suspension, or disruption of utility services or power capacity to the Premises or Substation and none of the same shall be deemed an event of default by Landlord, or an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof.

(b) Maintenance. Landlord will (or shall cause a third-party manager or the utility or energy service provider to) ensure the Substation is in good working condition and repair and properly insured at all times, and cause the Substation to be operated, maintained and repaired in conformance with good utility business practice and applicable law and the costs and expenses for the foregoing will be charged to Tenant as Additional Rent. The parties acknowledge that as of the Effective Date, the Substation serves only the Premises, and that in the future the Substation may have increased power capacity and serve additional adjoining parcels, in such event the parties shall cooperate in good faith to amend this Lease, so the costs and expenses of the Substation are fairly allocated. Landlord will grant Tenant such access to the Substation as may be required to enforce Tenant’s rights under this Lease or as otherwise reasonably required in coordination with Landlord to ensure the delivery of power supply to the Premises.

(c) “Substation” means the high voltage transformer yard and other related improvements now or hereafter owned by Landlord and located on the Substation Land. The Substation includes the electrical equipment and infrastructure between the utility or energy service provider’s transmission lines and switching station and Landlord’s 34.5kV bus which Tenant will terminate its cables on. The Substation does not include any equipment, infrastructure or scope of work that is the responsibility of the utility or energy service provider or any affiliate thereof.

(d) “Substation Land” means that portion of the Land, which may be updated from time to time, on which the Substation is located.

3.3 Taxes and Impositions.

(a) Commencing on the Commencement Date and continuing during the Term, Tenant shall pay all Impositions to the extent properly allocable to the Term. As used herein, the term “Impositions” shall mean the following: (i) all taxes or assessments of every kind and nature assessed against or imposed upon the Premises and the Substation Land which are measured by the value of real property, (ii) all taxes or assessments of every kind and nature assessed against or imposed upon the leasehold estate of Tenant under this Lease, (iii) all taxes or assessments of every kind and nature assessed against or imposed upon the gross amount of the Rent, including without limitation, any sales tax, use tax, gross receipts tax, occupancy tax or excise tax levied by any governmental body on or with respect to the Rent, (iv) all fees, contributions, charges and other amounts payable pursuant to any Permitted Encumbrance, (v) all permit fees, inspection fees, license fees or similar charges attributable to the Tenant’s business operations at the Premises, (vi) all excise tax imposed on Landlord as a result of Landlord’s ownership of the Premises or receipt of Rent and (vii) all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against the Premises or the Tenant’s business operations therein. Notwithstanding the foregoing, if any of the following are imposed on Landlord, they shall be excluded from Impositions and shall be paid by Landlord (except to the extent they are imposed in substitution for any Imposition which would otherwise be payable by Tenant as provided hereunder): inheritance, estate, succession, transfer, gift, or capital stock tax, or any income taxes or other taxes on Landlord’s net income (as opposed to any tax assessed against gross receipts) arising out of or related to the ownership of the fee title to the Premises.

(b) Tenant shall pay the Impositions to the respective taxing authorities or to the other payees thereof prior to the date such Impositions become delinquent, and shall provide Landlord with copies of paid receipts evidencing the payment of such Impositions within ten (10) days after Landlord’s written request. If any Imposition is not paid by Tenant as provided in the immediately preceding sentence, Landlord, after giving Tenant at least ten (10) days written notice thereof, may (but shall not be obligated to) pay the unpaid Imposition, including any penalties and interest thereon, in which event Tenant shall be obligated to reimburse Landlord on demand for any amount so paid by Landlord plus interest thereon at the Default Rate on the unreimbursed portion of the amount so paid from the date of payment by Landlord until Landlord shall have been reimbursed in full.

(c) If by law any Imposition may at the option of the taxpayer be paid in installments, Tenant may exercise such option, and shall pay all such installments and interest thereon, if any. At the end of the Term, Tenant shall deposit with Landlord an amount sufficient to pay Tenant’s pro rata share of all Impositions for the calendar year in which the Lease terminates. Impositions applicable to any period prior to the Commencement Date or subsequent to the expiration or earlier termination of the Term shall be prorated between Landlord and Tenant based on the number of actual days elapsed during the applicable period of assessment.

3.4 Permitted Contests of Impositions. Tenant, at its sole expense, may, by appropriate legal proceedings conducted in good faith and with due diligence, contest the amount or validity of any Imposition, if: (a) such proceedings operate to suspend the collection thereof from Landlord and the Premises; (b) Tenant shall have furnished such security, if any, as may be required in the proceedings; (c) Tenant shall give Landlord reasonable notice of, and information pertaining to, such contest and regular progress reports with respect thereto; (d) no Event of Default shall exist; and (e) if such Imposition is secured by a lien on the Premises, then Tenant shall have removed such lien by bonding or otherwise. Tenant shall promptly and diligently prosecute each such contest to a final conclusion. Landlord shall cooperate as requested by Tenant including, without limitation, providing all documents or information in its possession requested by Tenant, as reasonably required to enable Tenant to prosecute any such contest. Tenant shall indemnify, defend and hold Landlord harmless from and against all causes of action, claims, damages, demands, losses, judgments, liabilities and expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) arising in connection with any such contest and shall, promptly after the final determination of such contest, pay all amounts which shall be imposed therein, together with all penalties, fines, interest, and expenses.

3.5 Compliance with Laws and Permitted Encumbrances. Tenant shall at all times during the Term, at Tenant’s sole expense, perform all Alterations (whether structural or non-structural) and other work necessary to cause the Premises (and Tenant’s operations at the Premises) to comply in all material respects with all applicable law or other legal requirements, including any future law that differs substantially from the law in effect on the Effective Date. In addition, Tenant shall comply with and perform all of the obligations imposed upon the owner of the Premises by any of the Permitted Encumbrances. Tenant shall obtain and maintain all licenses and permits required to operate the Premises for the applicable Permitted Use and shall provide Landlord with copies of all such licenses and permits within thirty (30) days after any reasonable request by Landlord. “Permitted Encumbrances” shall mean any easement, declaration, covenant, condition, restriction, lien or other agreement encumbering title to the Premises (other than any Mortgage or other documents securing or governing the loan secured by the Mortgage) as of the Commencement Date or entered into after the Commencement Date by Tenant or with Tenant’s consent.

3.6 Environmental Matters.

(a) During the Term, except as set forth in Section 3.6(b) below, Tenant shall be solely responsible for its compliance with Environmental Laws applicable to the Premises, including the performance of all actions required by any governmental authority having jurisdiction over the Premises with respect to Hazardous Materials, or as necessary to comply with Environmental Laws with respect to Hazardous Materials released on, in or under the Premises during or before the Term. Tenant shall be solely responsible for the release of Hazardous Materials by anyone on, in, about or under the Premises: (i) during the Term except as the result of the gross negligence or willful misconduct of Landlord or Lender or the agent or contractor of either of them; and (ii) after the Term as the result of the gross negligence or willful misconduct of Tenant or its agent, invitee or contractor.

(b) Landlord shall be solely responsible for the release of Hazardous Materials on, in or under the Premises: (i) before the Term as the result of the gross negligence or willful misconduct of Landlord or its agent or contractor; and (ii) after the Term except as the result of the gross negligence or willful misconduct of Tenant or its agent, invitee or contractor.

(c) Tenant shall indemnify, defend, and hold harmless, Landlord, Lender and their officers, directors, managers, agents (acting within the scope of such agency) and affiliates from and against all Claims arising directly or indirectly from the release of Hazardous Materials for which Tenant is responsible pursuant to Section 3.6(a) hereof. The foregoing indemnification shall survive any assignment or termination of this Lease.

(d) Landlord shall indemnify, defend, and hold harmless, Tenant and Tenant’s officers, directors, managers, agents (acting within the scope of such agency) and affiliates from and against all Claims arising directly or indirectly from the release of Hazardous Materials for which Landlord is responsible pursuant to Section 3.6(b) hereof. The foregoing indemnification shall survive any termination of this Lease.

(e) Landlord and Tenant shall supply to the other, and to Lender, as promptly as possible, and, in any event, within ten (10) days after receipt of same, copies of all Claims or notices of violation of any Environmental Law, relating in any way to the Premises or Tenant’s use thereof.

(f) “Environmental Laws” means all federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any government authority regulating, relating to, or imposing liability or standards of conduct concerning air, soil or water pollution, or occupational or environmental conditions on, under, or about the Premises, as now in effect, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) and the Superfund Amendments and Reauthorization Act of 1986 (SARA) (42 U.S.C.A. §§ 9601 et seq.); the Resource Conservation and Recovery Act of 1976 (RCRA) and the Solid Waste Disposal Act (42 U.S.C.A. §§ 6901 et seq.); the Clean Water Act, also known as the Federal Water Pollution Control Act (FWPCA) (33 U.S.C.A. §§ 1251 et seq.); the Toxic Substances Control Act (TSCA) (15 U.S.C.A. §§ 2601 et seq.); the Hazardous Materials Transportation Authorization Act (HMTA) (49 U.S.C.A. §§ 5101 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA) (7 U.S.C.A. §§ 136 et seq.); the Clean Air Act (CAA) (42 U.S.C.A. §§ 7401 et seq.); the Safe Drinking Water Act (SDWA) (42 U.S.C.A. §§ 300f et seq.); the Surface Mining Control and Reclamation Act of 1977 (SMCRA) (30 U.S.C.A. §§ 1201 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (EPCRA or EPCRTKA) (42 U.S.C.A. §§ 11001 et seq.); and the Texas Solid Waste Disposal Act (V.C.T.A. Health and Safety Code Sections 361.001 et seq.), the Texas Water Code (V.C.T.A. Water Code Sections 26.001-26.407) and Risk Reduction Standard No. 1 (30 Tex. Adm. Code Section 335.554); each as amended and as now or hereafter in effect and any similar state or local law.

(g) “Hazardous Materials” means: (a) those substances included within the definitions of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “solid waste,” or “pollutant or contaminant” in CERCLA, RCRA, TSCA, HMTA, or under any other Environmental Law; (b) those substances listed in the United States Department of Transportation (DOT) (Table 49 C.F.R. § 172.101), or by the Environmental Protection Agency (EPA), or any successor agency, as hazardous substances (40 C.F.R. Part 302); (c) other substances, materials, and wastes that are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and (d) any material, waste, or substance that is: (i) a petroleum or refined petroleum product (ii) asbestos (iii) polychlorinated biphenyl (iv) designated as a hazardous substance pursuant to 33 U.S.C.A. § 1321 or listed pursuant to 33 U.S.C.A. § 1317 (v) a flammable explosive, or (vi) a radioactive material.

3.7 Qualified Data Center Exemption.

(a) Landlord maintains the Qualifying Data Center Exemption designation No. DC737649-OP1 with respect to the Premises (the “QDCE”) issued by the Texas Comptroller of Public Accounts (the “Comptroller”). Landlord is a “Qualified Owner” per Texas Administrative Code Rule 3.335(a) as in effect on the date hereof (“Rule 3.335”).

(b) By entering into this Lease, Landlord intends to amend and/or supplement the QDCE in order to update the designation from “Qualifying Data Center” to “Qualifying Large Data Center”, which updated designation Landlord shall make commercially reasonable efforts to obtain.

(c) By entering into this Lease, Tenant intends to apply for the designation “Qualified Operator” per Rule 3.335 and Tenant’s affiliate Nscale Ward County Borrower SPV, LLC (“Nscale SPV”) intends to apply for the designation “Qualified Occupant” per Rule 3.335. Accordingly, Tenant shall promptly deliver to Landlord a completed application and associated documentation to amend and/or supplement the QDCE in order to include Tenant and Nscale SPV thereunder: The Parties undertake to take the following actions:

(i) Tenant shall provide to Landlord all information necessary to enable Landlord to submit the relevant applications, amendments, and supplements to the Comptroller in connection therewith;

(ii) simultaneous with submission to the Comptroller, Landlord shall send Tenant an electronic copy of all such submissions and other communications;

(iii) Tenant shall not contact the Comptroller without the prior consent of Landlord; and

(iv) Landlord shall promptly notify Tenant of all material communications and notices from, and issuances by, the Comptroller.

(d) Tenant represents that the investments it will report shall constitute “qualifying purchases” within the meaning of Rule 3.335 and Texas Tax Code Sections 151.359 and 151.3595, and that such investments are permissible to be included in the total investment required to satisfy the minimum investment amount required to be designated a “Qualifying Occupant” under Rule 3.335.

(e) Following its approval or acceptance by the Comptroller as a “Qualified Operator” per Rule 3.335 and Nscale SPV’s approval or acceptance by the Comptroller as a “Qualified Occupant”, if Tenant or Nscale SPV is contacted by the Comptroller concerning the QDCE, Tenant’s status as a “Qualified Operator”, Nscale SPV’s status as a “Qualified Occupant”, or any other matter (including matters unrelated to this Lease), Tenant will provide written notice to Landlord within three (3) days.

(f) Landlord shall maintain its “Qualified Owner” designation under the QDCE and, in furtherance thereof, shall comply with all statutory and regulatory requirements necessary to maintain such designation (the “Landlord Exemption Requirements”). Landlord shall not negligently, recklessly or intentionally take (or omit to take) any action that would jeopardize or impair its “Qualified Owner” designation under the QDCE.

(g) Tenant shall maintain its “Qualified Operator” designation and shall maintain Nscale SPV’s designation as a “Qualified Occupant” per Rule 3.335 and, in furtherance thereof, shall comply with all statutory and regulatory requirements necessary to maintain such designation, including, without limitation, meeting any minimum expenditure and employment requirements, maintaining sole occupancy, maintaining the Substation in accordance with Section 3.2(b) and refraining from pursuing other tax abatements that would jeopardize or impair such designation (the “Nscale Exemption Requirements”). Tenant shall not negligently, recklessly or intentionally take (or omit to take) any action that would jeopardize or impair its “Qualified Operator” designation or Nscale SPV’s “Qualified Occupant” designation per Rule 3.335. Within thirty (30) days after the end of each calendar year during the Term, Tenant shall deliver to Landlord a written report, in form and substance agreed by the Parties , evidencing Tenant’s compliance with the Nscale Exemption Requirements.

(h) In the event of any QDCE-related audit by the Comptroller or another government entity, including with respect to compliance with the Landlord Exemption Requirements and/or the Nscale Exemption Requirements, each party shall make commercially reasonable efforts to cooperate with the other party and with the Comptroller (or relevant government entity) in order to maintain the QDCE and designations thereunder.

(i) If at any time the QDCE, or Tenant’s status as a “Qualified Operator” or Nscale SPV’s status as a “Qualified Occupant” per Rule 3.335, is:

(i) not approved; or

(ii) withdrawn, cancelled, eliminated, negated, or disqualified by the Comptroller or any other government entity (a “QDCE Loss”), Tenant shall be liable for and shall pay all past, present and future Impositions, along with all associated penalties and interest, that assess or accrue during the Term as a result of or following such QDCE Loss and shall indemnify, defend and hold harmless Landlord and its affiliates from any Claims asserted against or incurred by Landlord or its affiliates.

Notwithstanding the foregoing, Landlord shall be solely responsible for, and shall indemnify and hold Tenant harmless against, any Impositions (including any associated penalties and interest) arising from or relating to a QDCE Loss that are attributable to any period prior to the Effective Date, regardless of when such amounts are assessed or billed.

(j) Landlord shall make commercially reasonable efforts to cooperate with Tenant if Tenant requests a new legal entity be added as a “Qualified Occupant” or “Qualified Operator” under the QDCE, including submitting timely applications, amendments and supplements to the Comptroller.

(k) Tenant agrees to use good faith efforts to cooperate with Landlord by: (a) complying with reporting requirements required by the State of Texas, or required under Texas law; (b) taking any additional steps or executing any documentation as reasonably requested by Landlord or the State of Texas; and (c) providing documentation and support regarding Tenant’s capital investment in connection with the Premises as requested by Landlord.

(l) Landlord shall not be liable to Tenant on account of, and Tenant shall not have any remedies with respect to damages or losses resulting from, any statement, representation or warranty regarding the QDCE, Rule 3.335 or any designation or benefits pursuant thereto; provided, however, that the foregoing limitation of liability shall not apply to the extent any such statement, representation or warranty by Landlord constitutes gross negligence or willful misconduct of Landlord.

(m) Each Party shall maintain and preserve all documents, records, filings, correspondence, reports, certifications, and other materials relating to the QDCE (collectively, “Exemption Records”) for a period of ten (10) years after the date such Exemption Records are created or received, or for such longer period as may be required by applicable law or by the Comptroller. Exemption Records shall be maintained in an organized manner and made available for inspection by the other Party upon reasonable prior notice and during normal business hours. Each Party shall hold the Exemption Records strictly confidential.

ARTICLE 4.
REPAIRS AND ALTERATIONS TO PREMISES; EQUIPMENT

4.1 Tenant’s Repair, Replacement, and Maintenance Obligations. During the Term, Tenant, at its expense, shall maintain the Premises (including the electrical systems, roads, grounds and parking and the foundation, roof and structure of the Improvements and any easements benefitting the Land or Improvements) in good condition, repair, and cleanliness to a standard that is as high or higher than that of comparable commercial premises in the region where the Premises are located and in compliance with applicable law, reasonable wear and tear excepted. Tenant shall, at its expense, make all repairs and replacements to the Improvements, structural or otherwise, that are required to maintain the Premises according to such standard. Tenant shall not commit nor suffer any waste on the Premises. TENANT ACKNOWLEDGES THAT LANDLORD IS NOT OBLIGATED TO MAKE ANY REPAIRS WHATSOEVER TO THE PREMISES OR TO REPLACE ANY COMPONENT OF THE PREMISES.

4.2 Alterations to Improvements.

(a) Tenant shall not perform work on the Premises (an “Alteration”) that is a Major Alteration without the written consent of Landlord, which consent shall not be unreasonably withheld or conditioned. Tenant may undertake Alterations that are not Major Alterations without Landlord’s written consent so long as such Alterations are completed in accordance with Section 4.2(d) below and no Event of Default exists. At the expiration or earlier termination of this Lease, all Alterations and all fixtures installed therein shall become the property of Landlord (except as provided in Section 4.3 below).

(b) For purposes of this Lease, “Major Alterations” shall mean: (i) Alterations which affect the foundation or footprint of the Improvements; (ii) Alterations which involve the structural elements of the Improvements, such as a load-bearing wall, structural beams, columns, supports or roof; (iii) Alterations affecting the Substation or power capacity, including, without limitation, attachments of Tenant equipment to the electrical systems of the Substation if such electrical connections may overload the power capacity of the Premises or Substation electrical systems or fail to leave a recommended safety margin of capacity in the system or relevant part thereof; or (iv) Alterations which involve constructing new Improvements or underground storage tanks.

(c) Major Alterations shall be made by a licensed contractor and according to plans and specifications prepared by an architect or engineer and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. For each Major Alteration, unless waived by Landlord, Tenant shall deliver, or cause the general contractor to deliver, to Landlord, payment and performance bonds naming Landlord and Lender as additional obligees, issued by a company rated “A” or better by Standard & Poor’s (and in a form reasonably acceptable to Landlord) covering such Major Alteration.

(d) If Landlord gives its prior written consent to any Alteration, or if such consent is not required, Tenant agrees that in connection with such Alteration: (i) the fair market value of the Premises shall not be lessened in any material respect after the completion of the Alteration, or its structural integrity impaired; (ii) the Alteration shall not in the aggregate reduce the gross floor area of the Improvements; (iii) all work shall be performed in a good and workmanlike manner by a licensed contractor, and shall be expeditiously completed in compliance with applicable laws and the Permitted Encumbrances; (iv) Tenant shall promptly pay all expenses of the Alteration, and shall discharge or bond off any Mechanic’s Lien(s) filed against any of the Premises arising out of the same; (v) Tenant shall provide written notice to Landlord prior to commencement of such Alterations, together with a summary of the work to be performed, the costs thereof, copies of any construction contracts and plans and specifications; (vi) Tenant shall provide Landlord on a monthly basis copies of lien waivers, disbursements and such other information reasonably requested by Landlord with respect to the hard and soft cost of the work and costs incurred by Tenant or any contractor for the Alterations since the last disbursement so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of Mechanic’s Lien claims, (vii) Tenant shall procure and pay for all permits and licenses required in connection with the Alteration; (viii) upon completion of the Alteration, Tenant shall promptly provide Landlord with (A) evidence of full payment to all laborers and materialmen contributing to the Alteration, (B) if the Alteration required Landlord’s consent, a certificate executed by Tenant or its contractor certifying the Alteration to have been completed in conformity with the plans and specifications, (C) a certificate of occupancy (if the Alteration is of such a nature as would require the issuance of a certificate of occupancy) or other permit or license required by applicable law for the Alteration, and (D) any other documents or information reasonably requested by Landlord; and (ix) before commencement of any work, Tenant shall execute and file or record (or cooperate with Landlord in the execution and filing as to any notices to be signed by Landlord) as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice, if any, permitted under applicable law.

(e) With respect to the Alterations contemplated to be performed by Tenant before the Rent Commencement Date, all such Alterations shall comply with the fit-out conditions provided by OEM and Tenant shall keep OEM informed of the status of such Alteration work.

4.3 Trade Fixtures and Equipment. Tenant, at its own expense, may install, modify, or remove its Trade Fixtures and Equipment in the Premises. Tenant will maintain its Trade Fixtures and Equipment at its sole cost. Upon the expiration of the Term, provided that no Event of Default exists, Tenant shall be entitled to remove its Trade Fixtures and Equipment from the Premises, but Tenant shall promptly repair any damage to the Premises which is caused by such removal. The term “Trade Fixtures and Equipment” shall mean all of Tenant’s tangible personal property, equipment and trade fixtures, including, without limitation, racks (for servers and other equipment), servers, and computer, switch, communications, and internet protocol equipment, cable/data drops, telephones, and related hardware, and any modular containers or systems which contain any of the same, in each case, which can be removed without material damage to the Premises and which are not essential to the normal building functions for any generic use of the Premises (i.e., not related to Tenant’s particular use). Trade Fixtures and Equipment shall not include items which cannot be removed without material damage to the Premises or which are essential to the normal function of the building for any generic use, including, without limitation, plumbing systems and fixtures, toilets, windows, window coverings, heating, ventilation and air conditioning systems, electrical systems, light fixtures, security systems, surveillance systems, parking control systems and other similar fixtures and systems.

4.4 Mechanic’s and Other Liens. At all times during the Term, Tenant shall indemnify, defend, and hold Landlord harmless from and against all liens, charges, or encumbrances of any kind and claims thereof for labor, services, materials, supplies, or equipment (“Mechanic’s Lien”), performed on or furnished to the Premises at the direction or order of Tenant, its agent, invitee or any subtenant. Should any Mechanic’s Lien be recorded against the Premises by reason of Tenant’s acts or omissions because of a claim against Tenant, Tenant shall cause the same to be cancelled or discharged of record by bond or otherwise within twenty-five (25) days after notice to Tenant by Landlord. If Tenant shall fail to cancel or discharge said Mechanic’s Lien or other lien within the time provided, then Landlord may, at its sole option, cancel or discharge the same, and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for its out-of-pocket costs incurred as a result of such failure.

ARTICLE 5.
INSURANCE

5.1 Insurance Maintained by Tenant. Tenant shall maintain, provide or cause to be provided, at its own expense the following insurance:

(a) Special form insurance with respect to the Improvements insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, terrorism, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case: (i) in an amount equal to 100% of the actual replacement cost of the Improvements, exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation (“Full Replacement Cost”); (ii) in an amount sufficient so that no co-insurance penalties shall apply; (iii) providing for no deductible in excess of 5% of the Full Replacement Cost; (iv) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the Commencement Date, and together with any increase in the scope of coverage provided under such form after the Commencement Date; (v) if the structure or use of the Premises is legal nonconforming, providing coverage for contingent liability from operation of building laws, demolition costs and increased cost of construction endorsements together with an ordinance or law coverage endorsement; (vi) naming Landlord and Lender as “loss payee” as their respective interests may appear; and (vii) providing coverage for certified acts of terrorism as defined by the Terrorism Risk Insurance Act of 2002 or any successor act;

(b) Commercial general liability insurance against claims of personal injury or death and property damage caused by an occurrence upon, in or about the Premises, affording a minimum coverage of not less than $1,000,000 combined single limit (per occurrence), with an aggregate annual limit of $2,000,000 and an umbrella coverage of $5,000,000, and naming Landlord and Lender as “additional insureds”;

(c) Loss of rents or business interruption insurance covering all risks required to be insured against under Section 5.1(a), (d) and (e) in an amount sufficient to cover all Rent payable under this Lease for the period of any interruption in Tenant’s business, not to exceed twelve (12) months;

(d) As long as any construction is taking place on the Premises, builder’s risk insurance in the full amount of the cost of the proposed Improvements; and

(e) Flood insurance if the Premises are located in a flood zone.

All insurance policies required to be maintained by Tenant hereunder shall be with insurance companies with a Standard & Poor’s claims paying ability rating of not less than “A,” authorized to do business in the State. All insurance policies shall: (i) provide for a waiver of subrogation by the insurer as to claims against Landlord, Lender, and their respective employees and agents; (ii) name Landlord and Lender as additional insureds and/or loss payees, as appropriate, as their interests may appear; (iii) provide that the policy of insurance shall not be cancelled or materially modified without at least thirty (30) days’ prior written notice to Landlord and Lender; and (iv) provide that the insurer shall not deny a claim because of the negligence of Landlord, Lender, or Tenant.

5.2 Certificates. Within 20 days of request by Landlord, Tenant shall provide Landlord with insurance certificates evidencing the insurance required under Section 5.1 to be maintained by Tenant.

5.3 Landlord’s Acquisition of Insurance. If Tenant at any time during the Term fails to procure or maintain any insurance required hereunder or to pay the premiums therefor, Landlord shall have the right to procure the same and to pay any and all premiums thereon, and any amounts paid by Landlord in connection with the acquisition of insurance shall be immediately due and payable as Additional Rent, and Tenant shall pay to Landlord upon demand the full amount so paid and expended by Landlord, together with interest thereon at the Default Rate from the date of such expenditure by Landlord until repayment in full by Tenant.

5.4 Waiver of Subrogation. Landlord releases Tenant and its officers, directors, managers and agents, and Tenant releases Landlord and its officers, directors, managers and agents, from any liability for damage or destruction to the Premises or any Trade Fixtures and Equipment whether or not caused by the act or omission of, respectively, Tenant or any of its officers, directors, manager or agents, or Landlord or any of its officers, directors, managers or agents, and hereby waives all claims against the others for damage, loss or injury resulting from Casualty, but only to the extent covered by insurance (or, with respect to a claim against Landlord or its officers, directors, managers or agents, to the extent the same would have been covered by insurance had Tenant maintained the insurance required under this Lease).

5.5 Blanket Policies. Any insurance provided for in this Article may be effected by a blanket policy or policies of insurance, or under so-called all-risk or multi-peril insurance policies, provided that the amount of the total insurance available with respect to the Premises shall provide coverage and indemnity at least equivalent to separate policies in the required amounts, and provided further that in other respects, any such policy or policies shall comply with the provisions of this Article. Any increased coverage provided by individual or blanket policies shall be satisfactory, provided the aggregate liability limits covering the Premises under such policies shall otherwise comply with the provisions of this Article.

ARTICLE 6.
DAMAGE OR DESTRUCTION

6.1 Notice of Damage. If the Improvements are damaged or destroyed by fire or other casualty (“Casualty”), Tenant shall deliver prompt written notice thereof to Landlord.

6.2 Tenant’s Obligation to Repair.

(a) If a Casualty occurs, then Tenant shall promptly commence and complete the repair or reconstruction of the damaged Improvements to substantially the condition such Improvements were in immediately before the Casualty (“Restoration”) at Tenant’s sole expense. All casualty insurance proceeds disbursed to Tenant shall be used by Tenant solely for Restoration. Tenant shall promptly commence and diligently and continuously carry out the Restoration to full completion as soon as reasonably possible. The Restoration shall be performed by Tenant in a good and workmanlike manner, in accordance with applicable law and the Permitted Encumbrances.

(b) Prior to such Restoration, Tenant shall deliver its good faith estimate of the cost thereof, which shall be subject to the approval of Landlord and Lender, which approval shall not be unreasonably withheld. The approved Restoration estimate shall be used by the parties to calculate any excess costs of Restoration to be funded by Tenant as herein provided, but shall not be a limitation upon the full application of Net Insurance Proceeds to all reasonable costs of Restoration incurred by Tenant in the manner set forth herein. The insurance proceeds for any such Casualty shall first be applied to pay all of Landlord’s and Lender’s reasonable out-of-pocket expenses and attorney’s fees incident to the collection thereof; the balance of such insurance proceeds after deduction for such costs (“Net Insurance Proceeds”) shall be held by Landlord (or if required by the Mortgage or all other documents securing or governing the loan secured by the Mortgage, Lender) and disbursed in accordance with this Section 6.2(b). The cost of Restoration shall be paid first out of Tenant’s own funds to the extent that the approved Restoration estimate exceeds the Net Insurance Proceeds. Any Net Insurance Proceeds remaining after final payment has been made for the Restoration and after Tenant has been reimbursed for any portions it contributed to the cost of Restoration shall be paid to (or retained by) Tenant. If the cost of Restoration shall exceed the Net Insurance Proceeds, the deficiency shall be paid by Tenant. The Net Insurance Proceeds shall be paid out from time to time to Tenant as the work progresses (less any cost to Lender or Landlord of recovering and paying out such proceeds, including, without limitation, reasonable attorneys’, trustees’ or escrow fees relating thereto and costs allocable to inspecting the work and the plans and specifications), subject to each of the following conditions:

(i)	At the time of any disbursement, no Event of Default shall exist and no Mechanic’s Lien shall have been filed and remain undischarged or unbonded.

(ii)	Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of Mechanic’s Lien claims.

(iii)	Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other expenses, for which payment is requested, stating the cost incurred and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

(iv)	No disbursement made prior to final completion of any item of work shall cause the aggregate amount disbursed with respect to such item of work to exceed 90% of the value of the portion of such item of work which has been completed.

(v)	Net Insurance Proceeds held by Landlord or Lender in accordance with this Section shall be held in a separate federally insured interest bearing account. Any interest earned on the Net Insurance Proceeds shall be a part of the Net Insurance Proceeds, and shall be disbursed in accordance with this Lease.

6.3 No Abatement. No Rent or other amounts payable under this Lease shall abate during any period the Premises are untenantable, in whole or in part, as the result of any Casualty (other than as provided in Section 6.4 below).

6.4 Casualty to Substation. In the event the Substation is damaged by a Casualty, Landlord will deliver prompt written notice thereof to Tenant. Landlord will thereafter send Tenant notice within 30 days after the Casualty specifying the estimated time and cost to restore the Substation to its pre-casualty condition in all material respects, at Landlord’s sole cost, unless such Casualty was caused by the gross negligence or willful misconduct of Tenant or its agent, invitee or contractor. Base Rent will be proportionally abated based on available power from the date of the casualty to completion of all restoration work to the Substation. If Landlord fails to complete its restoration work within 90 days of the estimated time in Landlord’s notice to Tenant, subject to extension for delays caused by Tenant and Force Majeure, Tenant may, upon written notice to Landlord, complete restoration of the Substation at Landlord’s sole cost.

ARTICLE 7.
CONDEMNATION

7.1 Total or Substantial Taking. As used herein, the term “Taking” or “taken” shall mean the exercise by any governmental or quasi-governmental authority of the right of eminent domain pursuant to any constitutional or statutory authority, or any private purchase in lieu thereof. If all of the Premises should be subjected to a Taking, this Lease shall terminate on the date physical possession is taken by the condemning authority. If a partial Taking occurs such that the remaining portion of the Premises is not suitable for Tenant’s continued use of the Premises, then this Lease shall, at Tenant’s option, terminate and the Rent shall be abated during the unexpired portion of this Lease, effective on the later of: (a) the date physical possession is taken by the condemning authority or (b) thirty days after Tenant gives Landlord notice of termination. Any election by Tenant to terminate this Lease in accordance with this Section 7.1 shall be evidenced by a written notice of termination delivered to Landlord no later than thirty (30) days after the date physical possession of the Premises is taken by the condemning authority.

7.2 Partial Taking. If a partial Taking occurs which does not give rise to Tenant’s termination rights set forth in Section 7.1 above, or if Tenant elects not to terminate this Lease as provided in Section 7.1 above with respect to any Taking, then (a) the Rent for the unexpired portion of this Lease shall not be reduced, and (b) following such partial Taking, Tenant shall as soon as reasonably practicable commence and complete the repair or reconstruction of the remaining Premises, to the extent practicable, to substantially the same usefulness, design, construction, and quality, and with power capacity and access, of or at the Premises as of the time immediately before the Taking.

7.3 Collection and Disposition of Condemnation Proceeds.

(a) All compensation awarded or paid for a Taking of the Premises shall be paid to Landlord. Notwithstanding the foregoing, Landlord shall have no interest in any compensation made to Tenant for Tenant’s moving and relocation expenses, for the loss of Tenant’s Trade Fixtures and Equipment, and for the loss of Tenant’s business if a separate award for such items is made to Tenant and such award will not reduce the amount payable to Landlord (and Tenant may seek awards for such items if such conditions are satisfied).

(b) If this Lease is not terminated under Section 7.1 above, then so long as no Event of Default exists: (a) Landlord shall make such compensation, net of the out-of-pocket expenses paid or incurred by Landlord and Lender to recover such compensation, available to Tenant to pay the cost of repair or reconstruction and (b) any such compensation remaining after reimbursement to Tenant for the cost of Restoration shall be apportioned equally between Tenant and Landlord.

ARTICLE 8.
INSPECTION BY LANDLORD; TENANT ESTOPPEL; TENANT FINANCIALS

8.1 Inspection of Premises. Landlord and Landlord’s agents and representatives shall be entitled, from time to time, upon 48 hours prior notice to Tenant (or without notice in the event of a bona fide emergency), to enter upon and access the Premises at reasonable times for the purpose of inspecting the same (and permitting prospective lenders to inspect the Premises) and during the last twelve (12) months of the Term of this Lease, for the purpose of showing the Premises (and erecting for sale/lease signs) to prospective tenants or prospective purchasers of the Land. In exercising such rights to access the Premises, Landlord and Landlord’s agents and representatives shall use reasonable efforts to avoid any interference with Tenant’s use of the Premises.

In addition, Landlord and Landlord’s agents and representatives shall have the right, from time to time, without notice, to enter and access only the portions of the Premises reasonably necessary to develop, operate, maintain or repair the Substation or increase power capacity of the Substation.

Notwithstanding the foregoing, Landlord will not either directly or indirectly: (i) access, manipulate or use, for itself or on behalf of any third party, any content or traffic stored on Tenant’s equipment or transmitted over Tenant’s network facilities or (ii) knowingly allow any third party, other than governmental authorities with appropriate jurisdiction pursuant to a validly issued subpoena (or an equivalent document or authority in the applicable jurisdiction), to access, directly or indirectly, any content or traffic stored on Tenant’s equipment or transmitted over Tenant’s network facilities.

8.2 Tenant Estoppel. Within 20 days after request by Landlord, Tenant shall execute and deliver to Landlord a written statement addressed to Landlord (or to a party designated by Landlord including Lender) certifying to all factual matters reasonably requested by Landlord or Lender relating to this Lease.

8.3 Financial Statements.

(a) Within 60 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Tenant, Tenant shall deliver to Landlord and Lender complete financial statements of Tenant and Guarantor (if any) including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended. All such financial statements shall be prepared in accordance with generally accepted accounting principles and shall be audited by an independent certified public accountant.

(b) If Tenant or Guarantor is or becomes a publicly listed company and is required to file quarterly and annual statements with the Securities and Exchange Commission, which statements are available on EDGAR, Tenant shall not be obligated to supply any of the financial statements described in Section 8.2(a) above.

ARTICLE 9.
INDEMNIFICATION

9.1 Tenant Indemnity. Without limitation of the other indemnity provisions set forth in this Lease but subject to Section 5.4 and Section 9.3, Tenant shall indemnify, defend (with counsel approved by Landlord), hold harmless and reimburse Landlord and Landlord's officers, agents, employees, partners, successors, and assigns (collectively, the “Landlord Parties”) from, against and for any Claims which may be asserted against or suffered or incurred by Landlord Parties by reason of: (i) Tenant’s breach of this Lease, regardless of whether Tenant has received notice of such breach, (ii) any accident, injury or damage to person or property which occurs on the Premises during the Term or which results from the negligence or willful misconduct of Tenant or its agents, invitees or contractors, (iii) any violation of applicable law or the Permitted Encumbrances at or on the Premises or by Tenant or any of Tenant’s agents, invitees, contractors or employees or (iv) Tenant’s use or occupancy of the Premises, or from the conduct of Tenant's business or from any activity, work, or things done, permitted, or suffered by Tenant in, on, or about the Premises or elsewhere.

9.2 Landlord Indemnity. Subject to Section 5.4 and Section 9.3, Landlord shall indemnify, defend, hold harmless and reimburse Tenant and Tenant's officers, agents, employees, partners, successors, and assigns (collectively, the “Tenant Parties”), from, against and for any Claim which may be asserted against or imposed upon Tenant Parties by reason of the gross negligence or willful misconduct of Landlord or its agents or contractors.

9.3 Excluded Claims. Notwithstanding any provision in this Lease to the contrary: (a) Landlord shall have no obligation to defend, indemnify or hold harmless the Tenant (or its officers, directors, managers, agents or affiliates) for, from and against any Claim arising from the gross negligence or willful misconduct of Tenant or its officers, directors, managers, agents, invitees, contractors or affiliates and (b) Tenant shall have no obligation to defend, indemnify or hold harmless the Landlord or Lender (or their officers, directors, managers, agents or affiliates) for, from or against any Claim arising from the gross negligence or willful misconduct of Landlord, Lender or their officers, directors, managers, agents, contractors or affiliates.

ARTICLE 10.
ASSIGNMENT, SUBLETTING, LENDERS AND EASEMENTS

10.1 Assignment and Subleasing by Tenant.

(a) Subject to Section 10.2(b), Tenant shall not, directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, mortgage, pledge, or otherwise transfer or hypothecate all any part of the Premises, or Tenant’s leasehold estate hereunder, or sublet all or any portion of the Premises or permit the Premises to be occupied by anyone other than Tenant (each such act herein referred to as a “Transfer”), without Landlord’s and Lender’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed, save that the Tenant shall be entitled to assign this Lease, any part of the Premises, or Tenant’s leasehold estate hereunder to any of its affiliates, or sublet all or any portion of the Premises or permit the Premises to be occupied by any of its affiliates without the prior written consent of the Landlord and Lender. For the avoidance of doubt, the cumulative transfer of any equity interest greater than 50% or any transfer of a controlling interest in Tenant and/or Tenant’s ownership (at any level) in one or a series of transactions, or as a merger or consolidation of Tenant with another legal entity, shall be deemed Transfers for purposes hereof. Any attempted Transfer without Landlord’s prior written consent shall be void and shall constitute a breach of this Lease. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, without the consent of Landlord and Lender, to assign Tenant’s interest in this Lease and/or to sublet or license all or any portion of the Leased Properties and/or to make any Transfer: (a) to any entity which purchases all or substantially all of the assets of Tenant; (b) as part of a merger, acquisition, consolidation or public offering of stock or other interests; (c) to any Affiliate of Tenant; (d) to its financiers in connection with any financial arrangements in connection with the Lease and Tenant’s anchor customer; and/or (e) to any Lease Guarantor, so long as, in each case, (i) the proposed Transfer is not reasonably expected to result in a violation of any other material term or condition of this Lease; (ii) in respect of each of (a) to (c), the proposed transferee has experience in the operation of data centers similar to the Premises and has a favorable business and operational reputation and character (as reasonably determined by Landlord); and (iii) the net worth of the proposed transferee after such assignment, merger, acquisition, consolidation or public offering of stock or other interests is equal or greater than Tenant’s net worth immediately prior to such assignment merger, acquisition, consolidation or public offering of stock or other interests. Notwithstanding any of the foregoing, in the event of Tenant becoming insolvent, Tenant’s anchor customer may within 30 days elect via written notice to Landlord to step-into this Lease and novate all obligations of Tenant’s for the remainder of the (then) current Term, provided that such anchor customer shall pay all Rent that is then due and owing by Tenant to Landlord hereunder prior to the novation. Notwithstanding the foregoing, for so long as the lease guaranty from OEM is in effect, no Transfer shall be permitted under this Lease without the prior consent of OEM.

(b) In the event Tenant wishes to assign or otherwise make a Transfer of this Lease, Tenant shall first notify Landlord of the name of the proposed transferee and of the material terms, provisions and conditions contained in the proposed Transfer, and shall provide Landlord with drafts of the proposed assignment or sublease and such information as to the proposed transferee’s financial condition, business experience, proposed business(es) to be conducted on the Premises, and standing as Landlord may reasonably require. In the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord, as Additional Rent hereunder, all such excess Rent and other excess consideration within ten (10) days following receipt thereof by Tenant. Landlord shall have the right to collect Rent directly from any assignee, or upon an Event of Default a subtenant of Tenant, without releasing or limiting the liability of Tenant hereunder, except to the extent of Tenant’s liability for the Rent collected by Landlord directly from such assignee or subtenant. In addition, promptly after any such assignment or sublease, Tenant shall reimburse Landlord and Lender for all reasonable out-of-pocket expenses incurred by them in connection with such transactions, including reasonable attorneys’ fees and costs.

(c) No such assignment or sublease shall operate to release Tenant from liability under this Lease or to reduce any of its obligations hereunder. Notwithstanding anything herein to the contrary, Tenant may not assign or sublet the Premises if: (i) such assignment or sublease would cause any part of the Premises to become “tax exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code, (ii) any direct or indirect beneficial interest in the assignee or subtenant is owned by a person listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of such office or pursuant to any other applicable Executive Order unless such ownership is through a United States publicly traded entity, (iii) the assignee or subtenant enjoys diplomatic or sovereign immunity, or (iv) such sublease or assignment is not for a Permitted Use.

10.2 Tenant Financing.

(a) Personal Property. Anything herein to the contrary notwithstanding, Tenant may grant liens upon and security interests in Tenant’s Trade Fixtures and Equipment. Accordingly, Landlord waives its landlord’s lien (whether statutory or common law) upon the Trade Fixtures and Equipment. Landlord shall execute any commercially reasonable agreement, consent, waiver or other instrument requested by Tenant or any lienholder which may be required in connection with such waiver.

(b) Leasehold Mortgages. Anything herein to the contrary notwithstanding, Tenant may grant leasehold mortgages upon its leasehold estate or collaterally assign this Lease to any bona fide third party lender under a secured corporate financing by Tenant or Tenant’s parent and all such leasehold mortgages shall be subject and subordinate to any existing or future Mortgage in the same manner and to the same extent this Lease is subject and subordinate to any such existing or future Mortgage. Any such Leasehold mortgage shall be a lien only upon Tenant’s leasehold estate hereunder and shall not be a lien upon Landlord’s fee or reversionary interest in the Premises, and no such leasehold mortgage shall be deemed or interpreted as a subordination of Landlord’s fee interest or interest in this Lease.

10.3 Assignment by Landlord. In the event of the transfer and assignment by Landlord of its interest in this Lease to a person expressly assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for performance of such future obligations. Any security given by Tenant to secure performance of Tenant’s obligations hereunder shall be assigned and transferred by Landlord to such successor in interest and Landlord shall thereby be discharged of any further obligation relating thereto.

10.4 Landlord Financing.

(a) Subordination; Non-Disturbance. Subject to the provisions of this Section, Tenant’s leasehold estate hereunder shall automatically be subject and subordinate to the lien of any deed of trust, deed to secure debt or mortgage covering Landlord’s interest in the Premises (a “Mortgage”), given in favor of any lender(s) providing financing to Landlord (“Lender”); provided, however, that in consideration of such subordination, and as a condition precedent thereto without the necessity of Tenant taking any action or executing any additional instrument, the Lender agrees that so long as no Event of Default exists: (a) Tenant’s leasehold estate and right of possession hereunder shall not be disturbed, nor shall this Lease be affected in any manner, by any default under such Mortgage or by any foreclosure or other enforcement action under such Mortgage, or by any sale in lieu thereof, and (b) the purchaser at such foreclosure sale or pursuant to a deed in lieu thereof shall be bound to Tenant for the Term, the rights of Tenant hereunder shall expressly survive, and this Lease shall in all respects continue in full force, and (c) Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by applicable law. Upon request by Landlord, Tenant shall execute a subordination, non-disturbance and attornment agreement for the benefit of any Lender upon such terms that are reasonably acceptable to Tenant and such Lender and are not inconsistent with this Section 10.4.

(b) Financing Cooperation; Campus Separation. In addition, Tenant acknowledges that this Lease and Premises may be financed after the Effective Date, and Tenant agrees to cooperate in good faith with Landlord’s reasonable requests relating to such financing program process and requirements, and agrees and acknowledges that information relating to Tenant and this Lease may be made available by Landlord to the financing parties, and Tenant agrees to cooperate in good faith with Landlord in securing such financing, at Landlord’s sole expense, including amending this Lease, entering into new Leases and/or separating or subdividing the Premises to accommodate such financing requirements or completing any documents reasonably necessary to accomplish any such financing transaction (so long as Tenant’s rights and entitlements under this Lease are not reduced thereby; provided that if there are separate leases they shall not be cross-defaulted). If the Premises are separated, the parties will work together in good faith to reconstruct or reconfigure any security features including fencing or barriers, access roads and other community features, and agree upon easements for access, rights-of-way, utilities, and other necessary uses in order for Tenant to operate the applicable premises and improvements as a stand-alone facility for the Permitted Use, in each case as reasonably necessary to facilitate Tenant’s continued operation of the Premises in accordance with its security requirements and having regard to the nature and layout of the campus and other tenants.

(c) Notice and Cure Rights for Lender. Upon Tenant’s receipt of written notice of the name and mailing address of Lender, Tenant shall deliver to Lender a copy of any written notice of default delivered by Tenant to Landlord, and Lender shall have the opportunity to cure (or cause to be cured) such default a period that 30 days after the time to cure as is available to Landlord under this Lease.

10.5 Easements. Landlord may grant easements, licenses, and rights of use and access for the use of portions of the Premises for underground or overhead easements, transmission lines, pipelines or similar facilities, which do not include the installation of surface structures on any Improvements other than: (i) pipeline markers, vents and similar minor obstructions or (ii) power poles, towers or standards for carrying overhead lines or transmission facilities. Landlord may subject the Premises to a condominium regime or reciprocal easement agreements.

10.6 Advance Notice of Sale. Provided no Event of Default exists and is continuing, in the event that the Landlord wishes to pursue any sale or other transfer or disposal to a third party of all or substantially all of the assets or undertakings of the Landlord or of the Premises or an assignment pursuant to Section 10.3 of this Lease, then the Landlord will provide the Tenant with at least thirty (30) days prior written notice and the Parties will then enter into good faith discussions in connection with a potential sale by the Landlord to the Tenant (or any of its affiliates), subject to the agreement of terms by the Parties in their sole discretion. These discussions are intended to explore the feasibility of a transaction but shall not be construed as creating any binding obligation to proceed with such a transaction. The discussion and negotiation process shall be non-exclusive, and each party reserves the right to engage in similar discussions with third parties. Either party may terminate these discussions at any time, for any reason, without liability or obligation to the other party.

ARTICLE 11.
END OF TERM

11.1 Surrender Upon Termination. Subject to the terms of this Lease, upon expiration or earlier termination of this Lease, Tenant shall deliver the Premises to Landlord in reasonably good repair and condition, ordinary wear and tear excepted.

11.2 Holding Over. If Tenant remains in possession of the Premises after the expiration of this Lease and without the execution of a new Lease, Tenant shall be deemed to be occupying the Premises as a tenant from month to month at a monthly fixed rent equal to 125% of the Base Rent payable during the last full calendar month of the Term, and otherwise subject to all the provisions of this Lease insofar as the same are applicable to a month-to-month tenancy. Nothing contained in this Section 11.2, or this Lease shall be construed as a grant of Landlord’s permission for Tenant to remain in possession of the Premises after the expiration of this Lease without the execution of a new Lease.

ARTICLE 12.
DEFAULT

12.1 Event of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a) Tenant shall fail to pay when due any installment of Rent or any other obligation under this Lease involving the payment of money and such failure shall continue unremedied for a period of five (5) days after Landlord gives Tenant notice of such failure provided that the expiry of such five (5) day period is no earlier than thirty (30) days following the due date for such monetary obligation.

(b) Tenant shall fail to maintain the insurance required to be maintained under Section 5.1 or shall breach its obligations under Section 2.3(b), Section 2.7, Section 4.2, Section 4.4 or Exhibit B.

(c) Tenant shall fail to comply with any provision of this Lease, other than as described in subsection (a) or (b) above, and shall not cure such failure within thirty (30) days after notice thereof from Landlord, except that if the failure is not reasonably capable of cure within said 30-day period and Tenant promptly commences efforts to cure such failure, an Event of Default shall not exist so long as Tenant diligently prosecutes such efforts to completion (but such cure period, including any extension, shall not in the aggregate exceed one hundred twenty (120) days).

(d) Tenant or any Lease Guarantor shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(e) Tenant or any Lease Guarantor shall file a petition under the federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, or Tenant shall be the subject of proceedings filed against Tenant under any such laws by any person other than Landlord.

(f) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Lease Guarantor by any person other than Landlord.

(g) Any Lease Guarantor shall fail to comply with any provision of its respective guaranty beyond any notice and cure periods provided for thereunder, if any.

12.2 Remedies for Tenant’s Default.

(a) Upon the occurrence and continuance of an Event of Default, Landlord may: (i) terminate this Lease and recover possession of the Premises, including, without limitation, through self-help rights; (ii) bring suit for the collection of rents and/or any damages resulting from Tenant's default without entering into possession of the Premises or voiding this Lease; or (iii) continue this Lease in effect and recover Rent as it becomes due. Acts of maintenance or preservation or efforts to relet the Premises (including removing Tenant’s Trade Fixtures and Equipment) or the appointment of a receiver upon initiative of Landlord does not constitute a termination of Tenant’s right to possession, unless written notice of termination is given by Landlord to Tenant.

(b) If an Event of Default exists, then the following clauses shall be in effect:

(iii) Landlord shall have the exclusive right to adjust and compromise any claims under any insurance carried by Tenant for which Landlord is an additional insured or loss payee. All insurance proceeds and other proceeds related to a Casualty or a Taking shall be paid to Lender to be applied in accordance with the Loan Documents, or if there is no Lender, then to Landlord who may use such proceeds to cure the Event of Default or apply same to the cost of Restoration.

(iv) Landlord may, to the extent permitted by applicable law, whether or not this Lease has been terminated enter upon and repossess the Premises and any Trade Fixtures and Equipment by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by applicable law, may remove Tenant and all other Persons and any of Tenant’s property from the Premises.

(c) Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy hereunder, at law or in equity, including, without limitation, the right of injunction. Tenant waives any rights of redemption granted by applicable laws if Tenant is properly vacated, evicted or dispossessed.

12.3 Damages Upon Lease Termination. If Landlord terminates this Lease pursuant to Section 12.2, Landlord shall retain the Option Payment as liquidated damages (regardless of the date of termination) and may recover from Tenant (in addition to any other remedies available to Landlord under applicable laws): (a) the worth at the time of award of all accrued but unpaid Rent and other charges payable hereunder by Tenant; plus (b) the worth at the time of award of the amount by which all unpaid Rent and other charges payable hereunder by Tenant which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which all unpaid Rent and other charges payable hereunder by Tenant after the time of award for the remainder of the Term exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease. As used in this Section 12.3(a) and (b), the “worth at the time of award” is computed by allowing interest at the Default Rate. As used in Section 12.3(c), the “worth at the time of award” is computed by discounting such amount at the discount rate (primary credit rate) of the Federal Reserve Bank in or closest to the State at the time of award plus one percent (1%). As used in Section 12.3, “time of award” means the earlier of the date when Tenant pays to Landlord the amount recoverable by Landlord, or the date of entry of any final determination, order, or judgment of any court or other legally constituted body determining the amount recoverable.

12.4 Landlord’s Default and Tenant’s Remedies. Landlord shall be in default of this Lease if: (a) in the case of a default which can be cured by payment of money, such default continues for fifteen (15) days after notice to Landlord without cure; or (b) in the case of a default which cannot be cured by payment of money, it continues either for thirty (30) days after notice, or such longer time as is reasonably necessary so long as Landlord initiates such cure within the aforementioned thirty (30) day period and thereafter prosecutes such cure to completion. In the event of a Landlord default, Tenant will have recourse to all legal and equitable remedies then available to Tenant, except that Tenant waives any right to terminate the Lease or to abate Rent or to make any offset against Rent.

12.5 Limited Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited solely to the interest of Landlord in the Premises, including rents, profits, and insurance, condemnation and sales proceeds therefrom; and Landlord shall not be liable for any deficiency. In no event shall Landlord or any partner, member or shareholder of Landlord be personally liable for any of the obligations of Landlord hereunder.

12.6 Mitigation. If there is a default by one party which continues beyond applicable notice and cure periods, the non-defaulting party shall use commercially reasonable efforts to mitigate its damages.

12.7 Right to Perform. Except as otherwise expressly provided in this Lease, if Tenant shall fail to perform any of Tenant’s obligations under this Lease following receipt by Tenant of Landlord’s written notice of default, and after the expiration of all applicable cure periods, and if such default is capable of being cured by Landlord, then Landlord, without thereby waiving the default, and in addition to any other right or remedy of Landlord, may perform the same at the expense of Tenant, in which event Tenant shall pay to Landlord the reasonable, out-of-pocket expenses incurred by Landlord in connection with the performance thereof, together with interest at the Default Rate from the date incurred by Landlord until paid by Tenant. Landlord shall have the right, from time to time, without notice, to enter and access the portions of the Premises reasonably necessary to perform the same. Such sum shall be due within thirty (30) days after receipt by Tenant of a statement (including reasonable evidence thereof) of the amount of such expenses.

ARTICLE 13.
MISCELLANEOUS

13.1 No Partnership. The business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant. Nothing contained herein or in any instrument relating hereto shall be construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for debts, losses or obligations of Tenant or any other party. Each party acknowledges and agrees that this Lease (a) has been reviewed by it and its counsel; (b) is the product of negotiations between the parties; and (c) will not be deemed prepared or drafted by any one party.

13.2 Time of the Essence and Force Majeure. Time is expressly declared to be of the essence of this Lease. Except as otherwise expressly provided in this Lease, performance by Landlord or Tenant of its obligations under this Lease will be extended day-for-day by the period of delay caused by Force Majeure; provided, however, that the foregoing shall not excuse the payment of Rent or any other sum of money owing or required to be paid pursuant to this Lease or the financial inability of either party to perform. “Force Majeure” shall mean acts of God and circumstances beyond a party’s reasonable control which may include: strikes, lockouts, sit-downs, pandemics and epidemics, acts of governmental authorities (including delay in issuing permits or licenses), unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fires, storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, wars, or insurrections, and which was not foreseeable, or, if foreseeable, could not reasonably have been avoided, provided for or protected against by the party who is obligated to perform. A party whose performance is delayed by Force Majeure must use commercially reasonable efforts to minimize any such delay and any effects of such delay.

13.3 Lease Construed as a Whole. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and neither strictly for nor against Landlord or Tenant. Words used in the singular will include the plural, and vice versa, and any gender will be deemed to include the other, as the context may require. All uses of “applicable law” and words of similar import shall mean “all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction over such matter”. All uses of “including” and words of similar import shall mean “including, without limitation”. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Lease shall refer to this Lease as a whole and not to any particular provision of this Lease.

13.4 Severability. If any provision of this Lease (other than those relating to payment of Rent) or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

13.5 Survival. Each provision of this Lease which may require the payment of money or the performance of obligations by, Tenant after the expiration of the Term hereof or its earlier termination shall survive such expiration or earlier termination. In addition, all indemnity obligations of Landlord and Tenant under this Lease arising during the Term of this Lease shall survive the termination of this Lease.

13.6 Amendment. This Lease may be amended only in writing, signed by the party against whom enforcement is sought.

13.7 Notices. Any notice to be given or to be served upon any party hereto in connection with this Lease must be in writing, and may be given by the party or its attorney by nationally recognized courier which provides evidence of delivery and shall be deemed to have been given and received on the next business day after any such notice, properly addressed, with overnight, priority service prepaid, is delivered to such courier. If given otherwise than as provided in the preceding sentence, any such notice shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notices shall be given to the parties at the following addresses, or to such other address as either party may from time to time designate by written notice to the other:

Landlord:	Ionic Digital Cedarvale LLC

c/o Ionic Digital

2332 Galiano Street, 2nd floor

Coral Gables, FL 33134

Attention: CEO and Legal

with a copy to:	Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Brian Hirsch

Tenant:	c/o Nscale US Holdings Inc.

500 W 2nd Street, Suite 1900 – 525

Austin TX 78701

Attention: Josh Payne and Phoebee Gahan

13.8 Attorneys’ Fees. In any proceeding or controversy associated with or arising out of this Lease or a claimed or actual breach thereof, or in any proceeding to recover the possession of the Premises, or in any bankruptcy proceeding or appeal involving this Lease or the Premises, the prevailing party shall be entitled to recover from the other party all costs and reasonable attorneys’ fees incurred in connection with such matter; provided, however, that if prior to commencement of a trial, the non-prevailing party offered to pay an amount equal to or in excess of such judgment (determined without reference to costs and attorneys’ fees), then the prevailing party shall not be entitled to any award of costs or attorneys’ fees associated with such legal action.

13.9 Governing Law; Jury Trial. This Lease shall be construed according to and governed by the internal laws (without regard to conflict of laws principles) of the State. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY.

13.10 Exhibits and Schedule. The Exhibits and Schedule hereto are hereby incorporated by reference herewith.

13.11 Successors and Assigns. All of the provisions of this Lease shall inure to and be binding upon the Landlord and Tenant and their respective successors and assigns.

13.12 Entire Agreement. This Lease contains the final and complete expression of the parties relating in any manner to the leasing, use and occupancy of the Premises and other matters set forth in this Lease. No prior agreements or understanding pertaining to the same shall be valid or of any force. This Lease shall not be modified except in a writing signed by Landlord and Tenant.

13.13 Electronic Signatures; Counterparts. Each party may deliver executed signature pages to this Lease by electronic means to the other (e.g., PDF and DocuSign), and the electronic copy will be deemed to be effective as an original. This Lease may be executed in any number of counterparts, each of which is an original and all of which together comprise the same Lease.

13.14 Brokers. Landlord and Tenant each represents to the other that no broker has been involved in this Lease, other than Cushman & Wakefield. Landlord shall be responsible for any and all brokerage commissions payable to Cushman & Wakefield through its separate agreement. Landlord and Tenant agree that if any other claim for brokerage commissions are ever made against Landlord or Tenant in connection with this Lease, all claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim.

13.15 No Waiver Implied. No waiver of any default hereunder shall be implied from any omission by either party to take any action on account of such default if such default persists or is repeated and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated. The acceptance by Landlord of Rent with knowledge of the breach of any of the covenants of this Lease by Tenant shall not be deemed a waiver of any such breach. One or more waivers of any breach of any provision of this Lease shall not be construed as a waiver of any subsequent breach of the same provision. The consent, by Landlord or Tenant, as the case may be, to any act by the other party requiring consent shall not be deemed to waive or render unnecessary Landlord’s or Tenant’s consent, as the case may be, to any subsequent similar acts by the other party.

13.16 Waivers. Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a lease of all of the Premises. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Premises as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Premises, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings herein, including Section 1.6 and Section 13.1.

13.17 Memorandum of Lease. This Lease will not be placed on record by either party. However, Tenant, at Tenant’s election and sole cost, may record a memorandum of lease or similar summary document in form and content reasonably acceptable to Landlord, in the applicable land records at any time after the Effective Date.

13.18 State Specific Provisions. Landlord and Tenant agree that each provision of this Lease and the exhibits to this Lease for determining charges and amounts payable by Tenant (including, but not limited to, provisions regarding Impositions and insurance premiums payable as Additional Rent, if any) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of §93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH TEXAS PROPERTY CODE SECTION, AS IT NOW EXISTS OR AS IT MAY BE AMENDED OR SUCCEEDED IN THE FUTURE.

[Signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed and delivered, effective as of the Effective Date.

LANDLORD:

IONIC DIGITAL CEDARVALE LLC,
a Delaware limited liability company

By:	/s/ Anthony McKiernan
Name:	Anthony McKiernan
Title:	President

[Signature Page to Net Lease Agreement]

TENANT:

NSCALE WARD COUNTY LLC,
a Delaware limited liability company

By:	/s/ Joshua Payne
Name:	Joshua Payne
Title:	Director & CEO

Exhibit A

Premises

BEING AN 50.079 ACRE TRACT OF LAND SITUATED IN SECTION 229, BLOCK 34, H. & T.C. RR. CO. SURVEY, ABSTRACT NO. 292, WARD COUNTY, TEXAS, AND BEING ALL OF A CALLED 10.000 ACRE TRACT OF LAND CONVEYED TO BOBBIE M. AVARY, AS RECORDED IN VOLUME 588, PAGE 398, OFFICIAL PUBLIC RECORDS, WARD COUNTY, TEXAS, AND BEING A 14.216 ACRE TRACT OUT OF A CALLED 135 ACRE TRACT OF LAND CONVEYED TO C. S. MAJORS, AS RECORDED IN VOLUME 33, PAGE 592, OFFICIAL PUBLIC RECORDS, WARD COUNTY, TEXAS, AND BEING A 25.863 ACRE TRACT OUT OF A CALLED 135 ACRE TRACT OF LAND CONVEYED TO THERESA WALKER & BOBIE AVARY, AS RECORDED IN VOLUME 511, PAGE 348, OFFICIAL PUBLIC RECORDS, WARD COUNTY, TEXAS. SAID 50.079 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING AT A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE SOUTHEAST CORNER OF SAID 50.079 ACRE TRACT, FROM SAID CORNER A 1/2” CAPPED IRON ROD FOUND FOR THE SOUTHEAST CORNER OF SAID SECTION 229 BEARS S 47°22’12” E, A DISTANCE OF 823.42 FEET (TIE). SAID SET 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” BEING CALLED THE POINT OF BEGINNING AND HAVING A TEXAS COORDINATE SYSTEM OF 1983, CENTRAL ZONE (4203), STATE PLANE COORDINATE OF N: 10526729.26, E: 1325676.09 FEET, FOR REFERENCE.

THENCE N 47°22’21” W, A DISTANCE OF 1114.22 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE SOUTHWEST CORNER OF SAID 50.079 ACRE TRACT FROM WHICH A FOUND I” IRON ROD BEARS S 42°42’20” W, A DISTANCE OF 2.21 FEET (TIE);

THENCE N 42°42’20” E, PASSING A FOUND 1/2” IRON ROD AT A DISTANCE OF 736.04 FEET AND CONTINUING FORA TOTAL DISTANCE OF 1838.10 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE NORTHWEST CORNER OF SAID 50.079 ACRE TRACT;

THENCE S 59°29’33” E, A DISTANCE OF 1139.96 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE NORTHEAST CORNER OF SAID 50.079 ACRE TRACT;

THENCE S 42°42’20” W, A DISTANCE OF 2077.50 FEET TO THE POINT OF BEGINNING, CONTAINING 50.079 ACRES OR 2,181,428 SQUARE FEET OF LAND, MORE OR LESS.

Provided that, notwithstanding the above description, the Tenant acknowledges that the Land shall not include the Substation Land, and the Improvements and Premises shall not include the Substation.

Exhibit B

Intentionally Omitted

Exhibit C

Work Letter

Removal of Landlord’s Trade Fixtures and Equipment from the Premises, and repair of any damage to the Premises which is caused by such removal.

Create common access driveway from the security gate to the rear of the parcel.

Create common access driveway to Substation yard.

Delivery of vacant possession of the Premises in broom clean condition.

Exhibit D

Rent Schedule

Lease Year	Required Power Capacity (234,000 kW) per KW per month		Expansion Power Capacity (89,000 kW) per KW per month
1 (August 1, 2026 - January 31, 2028)	$	[***]	$	[***]
2 (February 1, 2028 - January 31, 2029)	$	[***]	$	[***]
3 (February 1, 2029 - January 31, 2030)	$	[***]	$	[***]
4 (February 1, 2030 - January 31, 2031)	$	[***]	$	[***]
5 (February 1, 2031 - January 31, 2032)	$	[***]	$	[***]
6 (February 1, 2032 - January 31, 2033)	$	[***]	$	[***]
7 (February 1, 2033 - January 31, 2034)	$	[***]	$	[***]
8 (February 1, 2034 - January 31, 2035)	$	[***]	$	[***]
9 (February 1, 2035 - January 31, 2036)	$	[***]	$	[***]
10 (February 1, 2036 - January 31, 2037)	$	[***]	$	[***]